EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2004 Second Quarter Financial Results

BENSALEM, Pa., Aug. 16, 2004 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the second quarter ended June 30, 2004.

Revenues for the second quarter of 2004 were $27.4 million, compared to revenues of $37.4 million reported for the second quarter of 2003. The $10.0 million decrease in revenues was primarily attributable to the termination of the El Paso Corporation (EPC) integrated supply agreement in July 2003. The EPC termination accounted for $7.5 million of the decrease. The remaining decrease in revenues was attributable to the termination of other integrated supply service contracts totaling $3.0 million and to year over year weakness within our core customer base totaling $0.5 million. These revenue decreases were partially offset by $1.0 million of revenues generated from new customers.

The Company reported a net loss of $0.7 million or 23 cents per diluted share in the second quarter of 2004 compared to net income of $0.4 million or 12 cents per diluted share in the same quarter of 2003. Lost profits associated with the reduction in our customer base was the primary driver for the second quarter of 2004 net loss. The second quarter of 2004 included a $0.4 million benefit related to the favorable settlement of a liability with a vendor and the second quarter of 2003 included a $0.7 million benefit from a legal settlement. At June 30, 2004, the Company had $33.0 million of cash and cash equivalents on hand.

For the first half of 2004 the Company reported revenues of $59.4 million, compared to revenues of $78.1 million reported for the first half of 2003. Termination of the EPC integrated supply agreement accounted for $15.0 million of the $18.7 million decrease. The remaining decrease in revenues was attributable to the termination of other integrated supply service contracts totaling $8.6 million (including a $2.5 million final inventory sale related to a first quarter 2003 store closing) and to year over year weakness within our core customer base totaling $1.9 million. These revenue decreases were partially offset by $6.8 million of revenues generated from new customers. The new customer revenues included the recognition of $5.7 million primarily related to product revenues and other service fees associated with sales to a new customer in the third quarter of 2003. Revenues were not recognized until all of the criteria required by Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, were met, which occurred in the first quarter of 2004.

The Company reported a net loss of $1.2 million or 39 cents per diluted share in the first half of 2004 compared to net income of $0.4 million or 14 cents per diluted share in the same period of 2003. The first half of 2004 results were primarily driven by the loss of revenue due to a reduction in customer base offset by the recognition of revenue and associated profit from the new customer noted above. The first six months of 2004 included a $0.4 million benefit related to the favorable settlement of a liability with a vendor and the first six months of 2003 included a $0.7 million benefit from a legal settlement.

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials. Additional information about SDI can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2003 annual report as filed on Form 10-K with the Securities and Exchange Commission.

             STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                              (unaudited)

                   (in thousands, except share data)

                         Three months ended       Six months ended
                              June 30,                 June 30,
                       ----------------------  ----------------------
                          2004        2003         2004        2003
                       ----------  ----------  ----------  ----------
 Revenues              $   27,384  $   37,390  $   59,410  $   78,086
 Costs and expenses:
  Cost of materials        21,288      29,314      46,855      61,427
  Operating wages and
   benefits                 2,227       3,233       4,519       6,631
  Other operating
   expenses                   880       1,014       1,698       2,029
  Selling, general
   and administrative
   expenses                 3,698       3,535       7,576       7,568
                       ----------  ----------  ----------  ----------
 Total costs and
  expenses                 28,093      37,096      60,648      77,655
                       ----------  ----------  ----------  ----------
   Operating income
    (loss)                   (709)        294      (1,238)        431
 Interest and other
  income                       44         143         129         286
                       ----------  ----------  ----------  ----------
   Income (loss)
    before income
    taxes                    (665)        437      (1,109)        717
 Income tax expense           (12)        (65)        (43)       (290)
                       ----------  ----------  ----------  ----------
   Net income (loss)   $     (677) $      372  $   (1,152) $      427
                       ==========  ==========  ==========  ==========

 Net income (loss)
  per common share
  - basic and diluted: $    (0.23) $     0.12  $    (0.39) $     0.14
                       ==========  ==========  ==========  ==========
 Weighted average
  number of shares
  of common stock
  outstanding:
   Basic                2,953,539   3,010,353   2,953,420   3,023,223
                       ==========  ==========  ==========  ==========
   Diluted              2,953,539   3,026,064   2,953,420   3,036,357
                       ==========  ==========  ==========  ==========

CONTACT:
Strategic Distribution, Inc.
Richard S. Martin, Chief Financial Officer
(800) 322-2644, x1907

Diane Caldwell, Investor Relations
(800) 322-2644, x1954